UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 7, 2009

155 East Tropicana, LLC

155 East Tropicana Finance Corp.

(Exact name of registrant as specified in its charter)

Nevada Nevada	333-124924 333-124924	20-1363044 20-2546581
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

115 East Tropicana Avenue, Las Vegas, NV		89109
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (702) 597-6076

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01                                             Other Events.

On April 7, 2009, 155 East Tropicana, LLC (the “Company”) received a Notice of Default and Reservation of Rights letter (the “Default Letter”) from the Agent (as defined below) with respect to that certain credit agreement, dated as of March 29, 2005, as amended, (the “Credit Facility”) by and among the lenders identified on the signature pages thereof (the “Lenders”), Wells Fargo Foothill, Inc. (the “Agent”; and together with the Lenders, the “Lender Group”), as the arranger and administrative agent for the Lenders, and the Company and each of the Company’s subsidiaries identified on the signature pages thereof (such subsidiaries, together with the Company, are referred to as the “Borrowers”)

The Default Letter states that (i) an event of default exists under the Credit Facility as a result of the Borrowers’ failure to obtain control agreements for one or more deposit accounts established and maintained by the Borrowers, (ii) as a result of the event of default, the Lender Group is under no further obligation to extend further credit under the Credit Facility, (iii) the Lender Group continues to evaluate its response to the event of default, and (iv) the rate of interest under the Credit Facility will not be increased at this time.  The Lenders did not elect to accelerate the indebtedness under the Credit Facility.

As reported in the Company’s Form 10-K filed on March 31, 2009, all of the funds available under the Credit Facility were outstanding as of March 3, 2009.  The Company and the Lender Group are in active discussions regarding the terms of a forbearance agreement.  There can be no assurance, however, that such an agreement will be reached.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

155 EAST TROPICANA, LLC
(Registrant)

	By:	/s/Deborah J. Pierce
Date: April 13, 2009		Deborah J. Pierce
	Its:	Chief Financial Officer